EXHIBIT 99.1

PRESS RELEASE

Juniper Pharmaceuticals Reports First Quarter 2016 Financial Results

Product pipeline advanced as revenues increased 45% year-over-year

Conference call at 8:30 a.m. EDT today

BOSTON, MA – May 4, 2016 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced financial results for the three-month period ended March 31, 2016. Highlights include:

•	Phase 2b trial of COL-1077 10% lidocaine vaginal gel in women undergoing a minimally invasive pipelle-directed endometrial biopsy on track for Q3 2016 data readout;

•	Pre-IND meeting with the U.S. Food and Drug Administration (FDA) confirmed development pathway for JNP-0101, an oxybutynin intra-vaginal ring (IVR) for the treatment of overactive bladder in women;

•	Management team, Board of Directors, and Scientific Advisory Board (SAB) strengthened with several key additions;

•	Product revenue increased 63% and service revenue increased 32% versus 2015; and,

•	Balance sheet remains strong.

“This was an exceptionally strong quarter for Juniper, with advances in our pipeline of proprietary products supported by solid revenue growth from both our product and service businesses,” stated Frank Condella, Chief Executive Officer. “We continue to deliver on our strategy of growing our core business revenues and advancing our product pipeline through clinical development to create long-term shareholder value.

“We look forward to reporting results of our Phase 2b trial of COL-1077 this summer. There are over seven million minimally-invasive gynecologic procedures performed annually in the U.S. alone, and currently available analgesics do not adequately address the pain and cramping experienced by these women. Assuming positive results of the current study, we expect to initiate a pivotal Phase 3 trial of COL-1077 in 2017.

“During the quarter we completed a collaborative pre-IND meeting with the FDA for our first IVR program, JNP-0101 for the treatment of overactive bladder in women. We believe our oxybutynin IVR holds great potential to effectively treat this common condition while improving systemic side effects and health outcomes with improved compliance. We look forward to filing our IND application later this year, and plan to initiate a Phase 2 bioavailability and dose finding study once the IND is active,” Condella concluded.

First Quarter Financial Results

First quarter total revenues increased 45% to $12.1 million, compared with $8.3 million for the quarter ended March 31, 2015.

Product revenues were $7.9 million, an increase of $3.1 million, or 63%, versus the first quarter of last year, driven by continued in-market growth and new market sales of CRINONE® (progesterone gel) by Merck KGaA, Darmstadt, Germany.

Service revenues from Juniper Pharma Services were $3.3 million, an increase of $0.8 million, or 32%, versus the first quarter of last year, as we experienced strong growth in customer volumes. Royalty revenues, based on Allergan’s sales of CRINONE®, were $0.9 million, a 9% decrease versus the first quarter of last year.

Gross profit increased to $5.8 million as compared with $3.4 million in the prior year quarter.

Total operating expenses were $5.5 million in the first quarter of 2016, a $1.2 million increase as compared to the prior year quarter.

The $0.9 million increase in general and administrative costs as compared to the prior year quarter was primarily driven by creation of an internal business development function that was not in place in 2015, in addition to non-recurring legal and professional service costs.

The $0.4 million increase in R&D spending as compared to the prior year quarter was driven by costs associated with our ongoing Phase 2b clinical trial of COL-1077 and the advancement of our IVR pipeline product candidates: JNP-0101 (oxybutynin IVR), JNP-0201 (estrogen + progesterone IVR for symptoms of menopause), and JNP-0301 (progesterone IVR for the prevention of preterm birth).

Juniper recorded net income of $0.4 million, or $0.03 per diluted share, in the first quarter of 2016, compared to a net loss of $0.7 million, or ($0.06) per diluted share, in the same period of 2015.

Additional Business Highlights

•	Herman Weiss, MD, MBA, FACOG, was appointed Vice President, Medical Affairs and Clinical Development. He was previously Global Medical Director of Women’s Health and Bone Health at Teva Pharmaceutical Industries, Ltd.

•	Mary Ann Gray, Ph.D., joined Juniper’s Board of Directors as Audit Committee Chair. Dr. Gray’s 20+ years in the biotechnology and biopharmaceutical industry includes Wall Street, financial, and scientific experience.

•	Prominent physicians Linda Giudice, MD, PhD, and Marianne Mann, MD, joined Juniper’s Scientific Advisory Board.

Liquidity

Cash and cash equivalents were $13.5 million as of March 31, 2016, versus $13.9 million at December 31, 2015. The decrease in cash and cash equivalents was primarily the result of capital expenditures and the timing of certain payments related to revenues recorded in the current quarter.

Conference Call

As previously announced, Juniper’s management will hold a conference call to discuss financial results for the first quarter ended March 31, 2016, as follows:

Date:	Wednesday, May 4, 2016

Time:	8:30 a.m. EDT

Dial-in numbers:	Toll free: (866) 374-4635 (U.S.), (855) 669-9657 (Canada), or International: (412) 902-4218

Webcast (live & archive):	www.juniperpharma.com, under ‘Investors’ or click here

The teleconference replay will be available at approximately one hour after completion through Thursday, May 12, 2016, at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International). The conference ID for the replay is 10083822.

The archived webcast will be available for one year via the aforementioned URLs.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage novel intra-vaginal drug delivery technologies. Juniper’s commercial product, CRINONE® 8% (progesterone gel), is marketed by Merck KGaA, Darmstadt, Germany, in over 90 countries worldwide and by Allergan, Inc. in the U.S. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing of clinical trials for Juniper’s product candidates and the announcement of results from these trials; and the potential of Juniper’s IVR to improve the delivery of therapeutics to women. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended March 31, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media:

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

To receive Juniper’s press releases, SEC filings or calendar alerts by email click here. Follow us on LinkedIn

(tables follow)

Juniper Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues
Product revenues	$7,949	$4,875
Service revenues	3,253	2,460
Royalties	899	991

Total net revenues	12,101	8,326

Cost of product revenues	4,027	3,112
Cost of service revenues	2,323	1,766

Total cost of revenues	6,350	4,878

Gross profit	5,751	3,448
Operating expenses
Sales and marketing	272	321
Research and development	1,752	1,384
General and administrative	3,460	2,574

Total operating expenses	5,484	4,279
Income (loss) from operations	267	(831)
Interest expense, net	(26)	(27)
Other income, net	125	171

Income (loss) before income taxes	366	(687)
Income tax provision	4	5
Net income (loss)	$362	$(692)

Diluted net income (loss) per share	$0.03	$(0.06)

Diluted weighted average shares outstanding	10,883	10,752

Basic net income (loss) per share	$0.03	$(0.06)

Basic weighted average shares outstanding	10,789	10,752

Juniper Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2016 (unaudited)	December 31, 2015

Assets:
Cash and cash equivalents	$13,470	$13,901
Accounts receivable, net	7,999	7,538
Inventories	3,209	3,623
Prepaid expenses and other current assets	2,826	1,674

Total current assets	27,504	26,736
Property and equipment, net	12,762	12,850
Intangible assets, net	1,439	1,598
Goodwill	9,716	10,010
Other assets	168	185

Total Assets	$51,589	$51,379

Liabilities and Stockholders’ Equity:
Accounts payable	$3,824	$2,004
Accrued expenses	3,168	4,158
Deferred revenue	1,253	1,336
Deferred rent	35	—
Notes payable	233	238

Total current liabilities	8,553	7,736
Deferred revenue, net of current portion	460	710
Deferred rent	87	69
Notes payable, net of current portion	2,753	2,897

Total Liabilities	11,853	11,412
Commitments and Contingencies
Series C preferred stock	550	550
Total stockholders’ equity	39,226	39,417

Total liabilities and stockholders’ equity	$51,589	$51,379

Source: Juniper Pharmaceuticals, Inc.